Exhibit (j)

           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the Tax-Exempt California Money Market Fund Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Tax-Exempt California Money Market Fund Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 23 to the Registration Statement (Form N-1A, No. 33-12938) of our report dated November 9, 2005, on the financial statements and financial highlights of the Tax-Exempt California Money Market Fund, included in the Fund's Annual Report dated September 30, 2005.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
January 25, 2006